SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       ADVANCE DISPLAY TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)



           (Name of Person(s) Filing Proxy Statement if other than the
                                Registrant): N/A

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                       ADVANCE DISPLAY TECHNOLOGIES, INC.
                          7334 SOUTH ALTON WAY, SUITE F
                            ENGLEWOOD, COLORADO 80112
                                 (303) 267-0111

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 2002

TO THE SHAREHOLDERS OF ADVANCE DISPLAY TECHNOLOGIES, INC.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Advance Display Technologies, Inc., a Colorado corporation (the "Company"), will be held at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Englewood, Colorado 80237, on Monday, June 17, 2002, at 10:00 a.m. Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1.    To  approve a  1-for-64  reverse  stock  split of the  Company's  Common
Stock; and

2. The transaction of such other business as properly may come before the Meeting or any adjournment thereof.

      A Proxy Statement explaining the matters to be acted upon at the Meeting is enclosed. Please read it carefully.

      Only holders of record of the $.001 par value Common Stock of the Company at the close of business on Friday, May 31, 2002, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The Proxies are being solicited by the Board of Directors of the Company.

      All Shareholders, whether or not they expect to attend the Special Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.

It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholder on or before June 6, 2002.

                                            BY ORDER OF THE BOARD OF DIRECTORS

Englewood, Colorado                             MATTHEW W. SHANKLE
June 6, 2002                                         PRESIDENT

                       ADVANCE DISPLAY TECHNOLOGIES, INC.
                          7334 SOUTH ALTON WAY, SUITE F
                            ENGLEWOOD, COLORADO 80112
                                 (303) 267-0111
                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 2002

                               GENERAL INFORMATION

      THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCE DISPLAY TECHNOLOGIES, INC., A COLORADO CORPORATION (THE "COMPANY"), FOR USE AT THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS (THE "MEETING") TO BE HELD AT THE HYATT REGENCY TECH CENTER, 7800 E. TUFTS AVENUE, ENGLEWOOD, COLORADO 80237, ON MONDAY, JUNE 17, 2002, AT 10:00 A.M., MOUNTAIN DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF. IT IS ANTICIPATED THAT THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY WILL BE MAILED TO THE COMPANY'S SHAREHOLDERS ON OR ABOUT
JUNE 6, 2002.

      Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by (i) giving a later dated written revocation of Proxy to the Company, or (ii) providing a later dated amended Proxy to the Company, or
(iii) voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its directors, officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

      All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.

                      SHARES OUTSTANDING AND VOTING RIGHTS

      All voting rights for this Meeting are vested exclusively in the holders of the Company's $.001 par value common stock ("Common Stock"). Only Common Stock Shareholders of record at the close of business on Friday, May 31, 2002, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had 23,774,275 shares of Common Stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting.

      A majority of the Company's outstanding Common Stock represented in person or by Proxy and entitled to vote will constitute a quorum at the Meeting. The number of shares represented in person or by proxy and entitled to vote which are cast in favor of the reverse stock split must exceed the votes opposing it for the reverse stock split to be approved. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the reverse stock split will be counted as votes in favor or affirmative votes.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of May 31, 2002, certain information regarding the equity securities of the Company beneficially owned by any person who is known to the Company to be the beneficial owner of 5% or more of such securities, and, in addition, by each Director and Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. The voting securities of the Company consist of (i) Common Stock which is entitled to one vote per share, and (ii) Series C Preferred Stock which has no voting rights with respect to matters on which the holders of shares of Common Stock are entitled to vote at the Meeting, and one vote per share with respect to only those matters on which holders of Series C Preferred Stock are entitled to vote by law. As of May 31, 2002, there were 23,774,275 shares of Common Stock outstanding and 1,843,902 shares of Series C Preferred Stock outstanding. Unless otherwise stated, all shares are owned directly by the reporting person. For purposes of this disclosure, the amount of the securities beneficially owned is the aggregate number of shares of the Common or Series C Preferred Stock outstanding on such date plus the aggregate amount of Common Stock which could be issued upon the exercise of stock options or conversion of all derivative securities within 60 days of such date.

      The numbers shown in the table below do not reflect the proposed 1-for-64 reverse stock split.

                                                      AMOUNT AND                               AMOUNT AND
                                                      NATURE OF     PERCENT                    NATURE OF     PERCENT
NAME AND ADDRESS                        TITLE OF      BENEFICIAL      OF                       BENEFICIAL      OF
OF BENEFICIAL OWNER                      CLASS        OWNERSHIP      CLASS    TITLE OF CLASS   OWNERSHIP      CLASS
-------------------                      -----        ---------      -----    --------------   ---------      -----

William W. Becker                       Common         1,873,369      7.9%       Series C        197,278       10.7%
Box 143                                 $.001 Par                               Preferred
Grand Cayman Island                     "Common"                              "Preferred"
British West Indies

Lawrence F. DeGeorge(1)                 Common(2)     17,532,249     47.2%      Preferred          -0-          -0-
140 Intracoastal Pointe Drive
Suite 410
Jupiter, FL 33477

Bruce H. Etkin                          Common(3)      3,908,502     16.0%      Preferred        341,978       18.5%
1512 Larimer St., No. 325

                                                      AMOUNT AND                               AMOUNT AND
                                                      NATURE OF     PERCENT                    NATURE OF     PERCENT
NAME AND ADDRESS                        TITLE OF      BENEFICIAL      OF                       BENEFICIAL      OF
OF BENEFICIAL OWNER                      CLASS        OWNERSHIP      CLASS    TITLE OF CLASS   OWNERSHIP      CLASS
-------------------                      -----        ---------      -----    --------------   ---------      -----

Denver, CO 80202

G. Schneider Holdings Co.               Common         4,941,959     20.8%      Preferred        520,420       28.2%
4643 S. Ulster, Suite 1300
Denver, CO 80237

Gene W. Schneider(1)                    Common(4)     17,996,856     48.9%      Preferred(4)     520,420       28.2%
4643 S. Ulster, Suite 1300
Denver, CO 80237

Louise H. Schneider                     Common(5)      4,941,959     20.8%      Preferred(5)     520,420       28.2%
4643 S. Ulster, Suite 1300
Denver, CO 80237

Mark L. Schneider(1)                    Common(6)     14,715,914     47.4%      Preferred(6)     784,652       42.6%
4643 S. Ulster, Suite 1300
Denver, CO 80237

Carla G. Shankle                        Common(7)      4,941,959     20.8%      Preferred(7)     520,420       28.2%
7334 South Alton Way, Suite F
Englewood, CO 80112

Matthew W. Shankle(1)                   Common(8)        500,000      2.1%      Preferred          -0-          -0-
7334 South Alton Way, Suite F
Englewood, CO 80112

Tina M. Wildes                          Common(9)      4,941,959     20.8%      Preferred(9)     520,420       28.2%
4643 S. Ulster, Suite 1300
Denver, CO 80237

All current Executive Officers          Common(10)    45,802,340     79.0%      Preferred(11)    784,652       42.6%
and Directors as a Group (4 Persons)

(1)   Executive Officer or Director

(2) Includes 13,349,740 shares underlying convertible promissory notes owned by Mr. DeGeorge. The notes are convertible at prices ranging from $.05 to $.30 per share until October 15, 2002 unless the notes are called sooner by the Company.

(3) Includes 661,046 shares underlying convertible promissory notes owned by Mr. Etkin. The notes are convertible at $.1615 per share until October 15, 2002 unless the notes are called sooner by the Company.

(4) Includes 13,054,897 shares underlying convertible promissory notes owned by Mr. Schneider. The notes are convertible at prices ranging from $.05 to $.30 per share until October 15, 2002 unless the notes are called sooner by the Company. Also includes 4,941,959 shares of Common Stock and 520,420 shares of Series C Preferred Stock owned by G. Schneider Holdings Co. of which Mr. Schneider serves on the Executive Committee.

(5) Includes 4,941,959 shares of Common Stock and 520,420 shares of Series C Preferred Stock owned by G. Schneider Holdings Co. of which Ms. Schneider serves on the Executive Committee.

(6) Includes 7,264,062 shares underlying convertible promissory notes owned by Mr. Schneider. The notes are convertible at prices ranging from $.05 to $.30 per share until October 15, 2002 unless the notes are called sooner by the Company. Also includes 4,941,959 shares of Common Stock and 520,420 shares of Series C Preferred Stock owned by G. Schneider Holdings Co. of which Mr. Schneider serves on the Executive Committee.

(7) Includes 4,941,959 shares of Common Stock and 520,420 shares of Series C Preferred Stock owned by G. Schneider Holdings Co. of which Ms. Shankle serves on the Executive Committee.

(8) Consists of 500,000 options to purchase Common Stock at $.1615 per share which expire in 2008.

(9) Includes 4,941,959 shares of Common Stock and 520,420 shares of Series C Preferred Stock owned by G. Schneider Holdings Co. of which Ms. Wildes serves on the Executive Committee.

(10) Includes 33,668,699 share underlying convertible promissory notes. The notes are convertible at prices ranging from $.05 to $.30 per share until October 15, 2002 unless any note is called sooner by the Company. Also includes options to purchase 500,000 shares of Common Stock that are currently exercisable at $.1615 per share which expire in 2008. Also includes 4,941,959 shares owned by G. Schneider Holdings Co.

(11)  Includes  520,420  shares  of  Preferred  Stock  owned  by G.  Schneider
      Holdings Co.

CHANGE IN CONTROL

      If the Company ultimately completes the various transactions contemplated by the letter of intent described in "Proposal to Approve a Reverse Stock Split" below, such transactions will result in a change in control of the Company. There can be no assurance, however, that such transactions will ever occur since, as described below, the letter of intent is non-binding and there are a number of conditions precedent to the consummation of the proposed transactions, the occurrence of which is uncertain.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                              PROPOSAL TO APPROVE A
                               REVERSE STOCK SPLIT

      The Company proposes to effect a reverse stock split of its Common Stock such that each holder of shares of Common Stock, on a date to be designated by the Board of Directors, will receive one (1) share of Common Stock in exchange for each sixty-four (64) shares owned on such date. The par value per share of $.001 will not change. The number of authorized shares of Common Stock will not change.

      The Board of Directors has determined that, in light of the large number of shares of Common Stock outstanding, currently 23,774,275 shares, and the large number of shares into which outstanding convertible notes, warrants and stock options are convertible, currently 56,270,238 shares, and considering the Company's lack of operating revenues, the Company's best opportunity for success is to position itself to make one or more acquisitions of new or complementary businesses by effecting a 1-for-64 reverse stock split at this time. If the split is effected, the total number of shares of Common Stock outstanding would be reduced to approximately 378,500 (after giving effect to rounding up of fractional shares), and approximately 1,250,695 shares on a fully diluted basis. The authorized shares of Common Stock would remain 100 million and the authorized shares of Preferred Stock would remain 100 million. If the shareholders authorize the reverse split, the Board believes that the Company will gain the flexibility to make one or more acquisitions of companies with significant businesses and revenues and attain a sufficiently high price per share as to permit the stock of the Company to be listed on Nasdaq or a national stock exchange. Such a listing could increase the liquidity of the Company's Common Stock. Even if it is authorized by the shareholders, the Board of Directors does not intend to effect the reverse stock split except in connection with one or more other transactions by which new capital or other assets are infused into the Company.

      The Board's belief in the value of a reverse split is based, in large part, on the Company's prior unsuccessful efforts to complete a proposed acquisition. In January of this year, the Company entered into a letter of intent with Regent Worldwide Sales, LLC ("RWS"), an affiliate of Regent Entertainment, Inc. ("Regent"), with respect to an acquisition and financing of RWS. Regent is a motion picture studio that finances, produces and distributes television and theatrical films. RWS is a newly formed company that, in connection with an anticipated bank financing, will succeed to Regent's film distribution business. Under the terms of the January 2002 letter of intent, after the completion of the bank financing, the Company was to issue 40,000,000 shares of its Common Stock to Regent or its members in exchange for the worldwide distribution rights to Regent's film library (the "Film Library") and the newly combined entity was to sell $5 million in equity securities concurrently with the closing of that acquisition. In the course of negotiations aimed at a definitive acquisition agreement, however, the parties agreed that the transactions described in the January 2002 letter of intent were impracticable for various reasons, including but not limited to the existing capital structure of the Company.

NEW LETTER OF INTENT WITH RWS

      After the parties' abandonment of the transactions proposed by the January 2002 letter of intent, the Board of Directors determined to recommend a reverse stock split to the shareholders. The Company subsequently resumed negotiations with RWS aimed at a new letter of intent with materially different terms from the January 2002 letter. On May 23, 2002, the Company and RWS executed a new letter of intent (the "LOI"). The LOI contemplates a number of concurrent transactions, including the conversion of the Company's outstanding Series C Preferred Stock into Common Stock (the "Preferred Conversion"), an $8 million private placement of equity securities by the Company (the "Offering"), the Company's acquisition of RWS and the Film Library (the "Acquisition"), the conversion of most of the Company's debt into shares of Common Stock (the "Debt Conversion") and the exchange of the remaining debt for ownership of the Company's existing technology assets (the "Exchange") (collectively, the "Transaction") that will be consummated at a single closing (the "Closing").

      1. PREFERRED CONVERSION. According to the LOI, as a condition to closing the Transaction, all of the Company's Series C Preferred Stock must be converted to Common Stock at the Closing at a 1-for-1 conversion ratio. Because all 1,843,902 outstanding shares of the

Company's Series C Preferred are held by the Company's principal shareholders or their affiliates, the Company believes that the Conversion can be successfully completed as part of the Transaction.

      2. DEBT CONVERSION. According to the LOI, at the Closing, the Company will convert approximately 75% of its currently outstanding debt owed to shareholders (the "Shareholder Debt") into shares of the Company's Common Stock, and the accrued but unpaid interest on all Shareholder Debt would be forgiven. The conversion would be effected at an average of the various conversion rates applicable to the Shareholder Debt of approximately $0.11 per share. As a result of this debt conversion, the Company will issue 22,540,688 shares (352,201 post-split shares) in exchange for $2,468,286 of Shareholder Debt. The following table sets forth the number of shares that each of the shareholders will receive in exchange for their Shareholder Debt.

NAME OF SHAREHOLDER         PRE-SPLIT SHARES           POST-SPLIT SHARES

Gene W. Schneider             8,334,083                     130,221
Lawrence F. DeGeorge          9,581,318                     149,709
Mark L. Schneider             4,240,042                      66,251
John Cole                        46,440                         726
Bruce H. Etkin                  338,805                       5,294

                 TOTAL       22,540,688                     352,201

      3. THE EXCHANGE. The LOI provides that, at Closing, the Company's current display technology assets (the "Technology") will be transferred to a newly-created entity (DebtCo LLC) owned by the holders of the remaining Shareholder Debt in exchange for the extinguishment of that debt. The Company would also receive a 10% royalty interest on any revenues generated by DebtCo LLC or its assigns from the Technology after the Closing.

      4. THE ACQUISITION. The Company will issue 5,250,000 shares of a new series of preferred stock which will have one vote per share on the election of directors and other matters (the "Contribution Shares") to the owners of RWS (the "Owners") in exchange for their membership interests in RWS, and, in turn, the Film Library. The Contribution Shares issued to the Owners will be convertible into 2,625,000 shares of Common Stock at any time at the election of the Owners (two preferred shares will yield only one common share upon conversion). Any such conversion of the Contribution Shares to Common Stock would reduce the Owners' voting power accordingly. In the absence of any conversion, however, the Contribution Shares will comprise a majority of the voting shares of the Company after the Transaction. The Owners' voting interest will be greater than their financial interest (around 34% of the Company's total equity) because the Common Stock and the preferred stock comprising the Contribution Shares will vote together as a single class on the election of directors and other matters.

      5. THE OFFERING. Under the LOI, the Company must also sell at least $8,000,000 in equity securities in a private placement by the date of Closing in order to consummate the rest of the Transaction. According to the LOI, such equity securities would consist of 2,062,500 shares of Common Stock and 2,062,500 shares of a new series of 8% voting convertible preferred stock (the "Offering Preferred") sold as Units. The Offering Preferred will be immediately convertible into shares of Common Stock on a 1-for-1 basis and will automatically convert into Common Stock on a 1-for-1 basis if, at any time after the one-year anniversary of the Closing, the closing price for the Common Stock is higher than $4.50 for 30 consecutive trading days. The proceeds of the Offering would be used to pay closing costs, meet the operating needs of the Company and its new subsidiary and to pay down $1.3 million of a production line of credit which encumbers the Film Library.

      The Company, RWS and the placement agent may agree to increase the size of the Offering by as much as ten percent (10%), or $800,000.

      6. BRIDGE LOAN. A portion of the proceeds of the Offering may also be used to repay one or more bridge loans aggregating as much as $350,000 which have been or will be made to the Company by one or more existing shareholders (the "Bridge Lenders") to defray the costs of the Transaction and other pre-existing obligations of the Company (the "Bridge Loan"). In addition to repaying the Bridge Loan with ten percent (10%) interest, the Company will issue to each Bridge Lender one 5 year Common Stock purchase warrant exercisable at 120% of the Offering price for every $2.50 loaned by that Bridge Lender. As additional consideration for the Company's issuance of such warrants, all shares of the Company's Common Stock (including the Common Stock underlying the warrants) owned by the Bridge Lenders will be subject to a six-month "lock-up" period beginning at Closing. The "lock-up" would prevent any sale of the Bridge Lenders' Common Stock on Nasdaq or other public securities markets without the Company's consent but would not restrict qualified private resales of restricted securities to institutional investors.

      7. LOCK-UP WARRANTS. Under the LOI, the Company will issue to those shareholders who beneficially owned 5% or more of the Company's Common Stock before the Acquisition and the Offering (calculated as if the Preferred Conversion, the Debt Conversion and the Exchange had already occurred but the Acquisition and the Offering had not) (the "Former 5% Holders") an aggregate of 50,000 (post-split) 5 year Common Stock purchase warrants exercisable at 120% of the Offering price. As partial consideration for the issuance of these warrants, all of the Former 5% Holders will agree to subject all of their shares of Common Stock (including the Common Stock underlying the warrants) to a six-month lock-up period beginning at the Closing.

      8. PLACEMENT AGENT AND FINANCIAL ADVISOR COMPENSATION. According to the LOI, at Closing, the Company and Brean Murray & Co., Inc. and 17th Street Strategic Advisors ("SSSA"), agree that the Company will (i) pay a cash fee at Closing equal to seven percent (7%) of the proceeds raised in the Offering, (ii) issue 412,500 five year Common Stock purchase warrants exercisable at 120% of the Offering price, and (iii) pay an investment banking fee comprised of $150,000 cash and 52,500 shares of the Company's Common Stock. The Company will also pay a financial consulting fee of $50,000 to SSSA upon the delivery of the private placement memorandum for the Offering to prospective investors.

      9. RWS CREDIT LINE. The LOI provides that, at or before Closing, RWS will have obtained a new line of credit in the amount of approximately $7.5 million (the "Credit Line"), with approximately $4.2 million drawn down at Closing. The Credit Line will be secured by the Film Library.

      10. RIGHT OF FIRST NEGOTIATION. At Closing the LOI requires RWS to have a non-cancelable, fully assignable right of first negotiation for a period of ten
(10) years to acquire and/or distribute all completed motion pictures produced by Regent Productions, LLC, or any other production company controlled by, or affiliated with, Regent, or its successors or affiliates, on terms to be negotiated in each case.

      11. POST-TRANSACTION MANAGEMENT. According to the LOI, upon consummation of the Transaction, the Company will begin doing business under the trade name, World Entertainment Networks, Inc. The Company's senior management after the Transaction will be comprised of Mr. Jarchow as CEO and Chairman of the Board, Matthew Shankle as Chief Operating Officer, and Mr. Colichman as President. The LOI provides that each of the foregoing officers must have entered into employment agreements with the Company carrying a base salary of $150,000 per annum and five year terms. Mr. Shankle will devote 100% of his work availability to the Company, and each of Mr. Jarchow and Mr. Colichman will devote 50% of their respective work availability to the Company. The employment agreements will provide for increased compensation upon the successful launch and profitable operation of channel and VOD services. The post-Transaction Board of Directors would consist of Messrs. Jarchow, Colichman and Shankle, and two additional members selected by the current shareholders of the Company and the investors in the Offering.

BOARD DISCRETION TO DECLARE SPLIT

      In order for the Transaction contemplated by the LOI or any comparable transaction to be completed, the Company's shareholders must approve the proposed 1-for-64 reverse stock split. The Company's Board of Directors has determined that the best way to give the Company the ability to consummate a significant acquisition, including but not limited to the Transaction, is for the Company to be in a position to effect the reverse stock split proposed hereby. The Board reserves the right to decline to effect the reverse stock split if it determines, in its sole discretion, that doing so would not be in the best interests of the Company and its shareholders. It is unlikely, however, that the Board will decline to effect the reverse stock split if the Transaction proposed by the LOI actually closes on terms similar to those provided in the LOI or if another comparable transaction is negotiated and consummated.

NON-BINDING LOI

      Notwithstanding the detailed terms of the Transaction prescribed in the LOI, shareholders are reminded that the LOI is merely a statement of the parties' intent and does not bind RWS or the Company or any of the other parties to the Preferred Conversion, the Debt Conversion or the Exchange to enter into the various transactions on the terms described in the LOI or to enter into any part of the Transaction. Accordingly, shareholders and other investors should not rely upon the terms described in the LOI, or the successful completion of the Transaction, in valuing the Company's Common Stock or other equity securities. A copy of the LOI was included as an exhibit to the Company's Form 8-K dated May 23, 2002 filed with Commission and is incorporated by reference herein.

      Because the LOI is non-binding, the Closing of the Transaction is contingent upon the Company's satisfaction with the results of its due diligence investigation of RWS. The Company has begun its due diligence investigation of RWS and the Film Library but has not yet obtained reliable information concerning the assets, liabilities, financial condition or projected future revenues and earnings of RWS. RWS is a newly formed entity and the list of films which will be included in the Film Library has not yet been finalized. In addition, the terms of the new RWS Credit Line required by the LOI have not been finalized and that loan transaction, which is expected to materially affect the financial condition and the future revenues and earnings of RWS, has not closed as of the date hereof. If the Credit Line does not close or if the Company is not satisfied with the composition or value of the Film Library or the financial condition or prospects of RWS, the Company's Board of Directors may elect not to proceed with the Transaction.

SERIES C PREFERRED STOCK

      As noted above, the Company also has 1,843,902 shares of its Series C Preferred Stock outstanding. The Company has the option to redeem those shares for $1,235,414, payable in cash or in shares of Common Stock based on an average of the market price of the Common Stock for the four trading weeks before redemption. It is possible, though unlikely, that the Board would choose to effect the reverse stock split even without the Preferred Conversion contemplated by the LOI. In such a case, because the redemption price of the Series C Preferred Stock is based on the market price of the Common Stock, and that price is likely to increase as a result of the reverse stock split, the practical effect may be to further increase the availability of shares of Common Stock for issuance by the Board since fewer shares of Common Stock would be required to redeem the Preferred Stock.

      DILUTIVE EFFECT OF FUTURE ISSUANCES. Shareholders should note that the reverse stock split, if approved, will substantially increase the Board of Directors' ability to dilute the interests of current security holders without further shareholder approval. The dilution would result from the issuance of a greater number of shares of Common Stock, and a greater proportionate interest in the Company, merely through Board approval. As a practical matter, a reverse stock split has an effect similar to an amendment to the Articles of Incorporation increasing the number of


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


authorized shares because the reduction in the number of shares outstanding caused by the reverse stock split occurs without a corresponding reduction in the number of authorized shares.

      Presently, the Company has approximately 24% of its authorized Common Stock outstanding, consisting of 23,774,275 shares of its 100,000,000 authorized shares. In addition, the Company has approximately 56% of its Common Stock, or 56,270,238 shares, which currently may be issued upon the conversion of a number of convertible promissory notes due October 15, 2002, and exercise of warrants and options to purchase shares. After the reverse stock split, there will be less than one percent of the authorized shares of Common Stock outstanding, even on a fully diluted basis.

CHANGE OF CONTROL

      If the Transaction is completed, and Messrs. Jarchow and Colichman are issued 5,625,000 shares of preferred stock convertible into 2,625,000 post-split shares of Common Stock as contemplated by the LOI, then the current shareholders would own approximately 9.9% of the outstanding post-split shares. Messrs. Jarchow and Colichman would have an ownership interest in approximately 34.8% of the outstanding post-split shares and would have a majority of the voting shares.

DISPARATE EFFECT ON SMALL SHAREHOLDERS

      If the reverse stock split is effected, all holders of outstanding shares of Common Stock will, on a per share basis, be affected identically. Some shareholders, however, will be affected negatively, as a practical matter, because the reverse stock split may leave such shareholders with fewer than 100 shares, or some other amount of shares which will make it uneconomical to sell such shares because of the small amount of gross proceeds from the sale as compared with the fees imposed by selling agents or brokers. In addition, while it is reasonable to expect that, upon effectiveness of the reverse stock split, the market price per share will increase by a factor of 64 (64 times higher than the market price immediately prior to the effectiveness of the reverse split), there can be no assurance that the market price will not thereafter decline.

ROUNDING UP OF FRACTIONAL SHARES.

      As a result of the 1-for-64 reverse stock split, if and when effected by the Board of Directors, each 64 issued shares of the Company's Common Stock held on the record date will automatically be converted into 1 share of Common Stock. No fractional shares will be issued and no cash will be paid for fractional shares. Instead, each fractional share would be rounded up to a whole share. Other than the vote on the reverse stock split, shareholders will have to do nothing further to implement the reverse stock split. Old share certificates will be exchanged for new shares reflecting the reverse stock split only as they are otherwise processed through the Company's transfer agent, Corporate Stock Transfer, Inc. Shareholders may at their own expense voluntarily submit their old certificates for replacements if they so desire.

           EFFECT OF PRINCIPAL SHAREHOLDERS' AND MANAGEMENT'S VOTE

      As of the May 31, 2002, the beneficial owners of five percent or more of the Company's Common Stock, together with the Company's Executive Officers and Directors, have voting control over 16,754,466 shares of the Company's Common Stock of record (not including options, warrants, convertible notes or Series C Preferred Stock which are exercisable or convertible into Common Stock within 60 days of the record date), or 70.5%, of the outstanding Common Stock. Accordingly, these principal shareholders and management could exercise voting control of the approval of the reverse stock split as described above. Gene W. Schneider, a Director of the Company and Chairman of the Board, holds 4,941,959 shares, or 20.8%, through G. Schneider Holdings Co., Lawrence F. DeGeorge, a Director of the Company, holds 4,182,509 shares, or 17.6%, Mark L. Schneider, a Director of the Company, holds 2,509,173, or 10.5%, Bruce H. Etkin, a 5% or more shareholder of the Company, holds 3,247,456, or 13.7%, and William W. Becker, a 5% or more shareholder, holds 1,873,369 shares, or 7.9%, (not including convertible notes or Series C Preferred Stock which are convertible within 60 days of the record date), of the outstanding Common Stock. Because Messrs. Schneider, DeGeorge, Schneider, Etkin and Becker have all indicated they will vote in favor of the proposal, its passage is extremely likely.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                            THE REVERSE STOCK SPLIT.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                           INCORPORATION BY REFERENCE

      The LOI was filed as an exhibit to the Company's report on Form 8-K dated May 23, 2002 which was filed with the Commission and is incorporated by reference herein. A copy of that exhibit to the Form 8-K is available by first class mail or other equally prompt means within one business day of a written or oral request of a shareholder addressed to Matthew W. Shankle, President, 7334 South Alton Way, Suite F, Englewood, Colorado 80112 (303) 267-0111. The Commission also maintains a web site at http:/www.sec.gov/edgarhp.htm that contains the Form 8-K, the exhibits filed with the Form 8-K, and other information concerning the Company which have been electronically filed by the Company with the Commission.

                                 OTHER BUSINESS

      As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

                                                              MATTHEW W. SHANKLE
                                                                       PRESIDENT

Englewood, Colorado
June 6, 2002

                                    APPENDIX

                       ADVANCE DISPLAY TECHNOLOGIES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Matthew W. Shankle and Gene W. Schneider, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Advance Display Technologies, Inc. held of record by the undersigned on May 31, 2002, at the Special Meeting of Shareholders to be held on June 17, 2002 or any adjournment thereof.

      1. PROPOSAL TO APPROVE A 1-FOR-64 REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

      [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

      2. To transact such other business as may properly come before the Meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

      The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement furnished herewith.

Dated: _________________, 2002


                                 _____________________________________________


                                 _____________________________________________
                                 Signature(s) of Shareholder(s)

                                 Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.


      PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON THE ISSUE SET FORTH ABOVE.